EXHIBIT 99

                                         FOR:   Consolidated Graphics, Inc.

                                 APPROVED BY:   Ronald E. Hale, Jr.
                                                Vice President & Treasurer
                                                (713) 787-0977

                                     CONTACT:   Betsy Brod/Jonathan Schaffer
                                                Media: Stan Froelich/Eileen King
                                                Morgen-Walke Associates, Inc.
                                                (212) 850-5600

FOR IMMEDIATE RELEASE

                         CONSOLIDATED GRAPHICS COMPLETES
                        ACQUISITION OF IMAGE SYSTEMS, INC.

     HOUSTON, TEXAS - May 7, 1998 -- Consolidated Graphics, Inc. (NYSE:CGX) today announced the completion of its acquisition of Image Systems, Inc., a high-quality commercial printer located in Milwaukee, Wisconsin. Terms of the transaction were not disclosed.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "We continue to benefit from our strong reputation in the industry as outstanding companies like Image Systems elect to join our organization. With this acquisition, we add another new printing market, and another successful, well-managed printing company that shares our commitment to superior service and quality. We look forward to supporting George Fiel and his team as they grow their operation and continue their success."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 37 companies with annualized revenues in excess of $370 million.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.
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